Exhibit 99.1

October 10, 2025

Dear Shareholders,

As we enter the final quarter of the year, we’d like to reflect on the momentum we’ve built and the opportunities ahead for Wilson Bank & Trust.

The short-term interest rate environment remains front of mind for many right now. Balancing customer expectations regarding rate cuts with our desire for profitable and sustainable growth is a key strategic focus of ours. Our leadership team continues to monitor the short-term interest rate environment closely with the goal of being able to resiliently adapt to any changes in rates—aiming to maintain a sharp focus on financial stewardship and long-term value creation.

The banking industry is experiencing notable disruptions, opening doors for institutions like ours. While we won’t name competitors, we recognize that many customers are reevaluating their banking relationships. Our goal remains clear and steadfast: to be the reliable, consistent choice for those seeking a better experience. We believe this strategic positioning continues to enhance our market share and reputation.

We’re proud to share highlights from our third quarter financial results, which reflect the impact of our continued commitment to these very principles:

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Assets as of September 30, 2025 were $5.837 billion, representing an increase of $585.0 million, or 11.1%, from September 30, 2024.
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Loans as of September 30, 2025 were $4.369 billion, representing an increase of $379.6 million, or 9.5% from September 30, 2024.
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Deposits as of September 30, 2025 were $5.221 billion, representing an increase of $514.7 million, or 10.9% from September 30, 2024.
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Total Shareholders’ Equity as of September 30, 2025 was $553.7 million, representing an increase of $70.2 million, or 14.5% from September 30, 2024.
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Earnings Per Diluted Share for the third quarter of 2025 and 2024 were $1.47 and $1.07, respectively.

The latest price at which the Company’s common stock has been traded of which we are aware was $79.00 per share.

As we make final preparations for our signature event, Oktoberfest – October 18th and 19th here on our grounds at the Main Office in Lebanon, it’s a reminder of our ongoing commitment to serving the needs of all our communities. Events like this would not happen without the devotion of our employees and their passion for serving others. It’s one of the things that sets Wilson Bank & Trust apart.

Reflecting on our achievements and the benchmarks we’re on track to meet, I’m proud of what our team has accomplished to date in 2025. Their dedication to serving customers, supporting colleagues, and uplifting our communities reflects the very foundation our organization was built on. Thank you for your ongoing trust and investment in the mission of Wilson Bank & Trust.

Sincerely,
WILSON BANK HOLDING COMPANY

John McDearman, III	Mike Maynard
President/CEO	Chairman